Exhibit 99.1

Silo Pharma Enters into Sponsored Research Agreement with the University of Maryland, Baltimore

Company Analyzing Efficacy of Novel Joint Homing Peptide ART-1 for Rheumatoid Arthritis

Next steps include targeted approach to delivering Psychedelics including Psilocybin and Ketamine

Silo Pharma, Inc. (OTC QB: SILO), a development stage biopharmaceutical company, today announced that it has entered into a Scientific Research Agreement with the University of Maryland, Baltimore.

The main objective of our study is to evaluate the pharmacokinetics of dexamethasone delivered to arthritic rats via liposomes. We have selected this drug because it represents one of the mainstream drugs for RA that is currently in use. The novelty of our approach lies in drug delivery via peptide-guided liposomes, which is aimed at enhancing the efficacy/toxicity profile of dexamethasone. By selecting a drug that is already approved by the FDA, we can focus on the drug delivery aspect of our technology for commercialization purposes. Our technology platform can also be adapted for use with other drugs because liposomes can be loaded with both hydrophobic and hydrophilic drugs, thus, permitting combination drug therapy.

Eric Weisblum, Chairman and CEO of Silo Pharma stated “This agreement is a milestone for the company as we add a significant addressable market for our therapeutic approach.  This study will not only allow us to study the efficacy of the homing peptides but will help establish our hypothesis that we can not only target parts of the body but can lower toxicity and help keep healthy organs unexposed to therapeutics.”

About Silo Pharma

Silo Pharma is a development stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as depression, PTSD, Parkinson’s, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry. For more information, visit www.silopharma.com.

Safe Harbor and Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential” and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Investor Relations Contact:

Hayden IR
Brett Maas
646-536-7331
Email: brett@haydenir.com